Exhibit 10(mm)

Summary of

2013 Non-Employee Director Compensation and Stock Ownership Guidelines

On January 17, 2013, the Board of Directors of Alcoa Inc. (“Alcoa”) approved increases in the (a) annual cash retainer fee for non-employee directors from $210,000 to $230,000, (b) annual fee to chair the Compensation and Benefits Committee from $16,500 to $20,000, and (c) stock ownership guidelines for non-employee directors from $350,000 to $400,000. Each fee increase will be effective January 1, 2013. The remaining components of non-employee director compensation remain unchanged from the amounts described in Alcoa’s proxy statement for its 2012 annual meeting of shareholders.

Under the stock ownership guidelines, each director is required to invest 50% of his or her retainer fee in Alcoa common stock, or defer 50% of the retainer fee into the Alcoa stock fund under the Alcoa 2005 Deferred Fee Plan for Directors, until the value of the director’s investment in Alcoa stock reaches $400,000. The $400,000 stock ownership level must be retained until the director retires from the Board of Directors. On the first Monday in December of each year, the value of each director’s investment in Alcoa stock will be determined and each director will be advised whether he or she is required to invest or defer 50% of the retainer fee into an investment in Alcoa common stock for the coming year.

Non-Employee Director Compensation

(Effective January 1, 2013)

Type of Fee	Amount
Annual retainer for all non-employee directors	$230,000
Annual fee to serve as Lead Director and to chair the Governance and Nominating Committee	$27,500
Annual fee to chair the Audit Committee	$27,500
Annual fee to serve on the Audit Committee	$11,000
Annual fee to chair the Compensation and Benefits Committee	$20,000
Annual fee to chair the Public Issues Committee	$16,500